Exhibit 99.1

News

FOR IMMEDIATE RELEASE

Contact:  Cathy Maloney, VP Investor Relations

                508-651-6650

                cmaloney@bjs.com

BJ’S WHOLESALE CLUB REPORTS THIRD QUARTER RESULTS

Updates Earnings Guidance for 2008 to a Range of $2.20 to $2.30

Announces Preliminary Earnings Guidance for 2009

November 19, 2008, Natick, MA—BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $28.2 million, or $0.48 per diluted share, for the third quarter of 2008, compared to net income of $22.7 million, or $0.35 per diluted share, for the third quarter of 2007. Results for the third quarter of 2008 included post-tax expense of $0.5 million, or $0.01 per diluted share, related to the closing of the Company’s Greenville, South Carolina, club, which is reported as discontinued operations. On November 6, 2008, the Company increased its earnings guidance for the third quarter of 2008 to a range of $0.45 to $0.49 per diluted share. The Company’s original guidance for the third quarter of 2008, announced on August 20, 2008, was $0.36 to $0.40 per diluted share.

Results for the third quarter ended November 1, 2008 reflected a number of unplanned income and expense items which resulted in a net benefit of approximately $0.10 per diluted share. Gasoline income for the third quarter exceeded plan by approximately $0.17 per share, due primarily to unprecedented market conditions which resulted in unusually strong gasoline sales and profits. Unplanned expenses related to severance costs and an adjustment to the Company’s reserve for state sales tax audits were worth approximately $0.04 per share in total. In addition, expenses for higher than planned bonus accruals, triggered by earnings that were above plan, were worth approximately $0.03 per diluted share.

For the first nine months of 2008, net income was $81.9 million, or $1.38 per diluted share, compared to net income of $72.6 million, or $1.11 per diluted share, for the first nine months of 2007.

For the full year 2008, the Company now expects to report net income of $131 to $135 million, or $2.20 to $2.30 per diluted share. Previous guidance for 2008, given on August 20, 2008, was for net income of $124 to $130 million, or $2.10 to $2.20 per diluted share.

The Company also announced preliminary earnings guidance for next year. For the year ending January 31, 2010, the Company expects to report net income of $129 to $136 million, or $2.27 to $2.39 per diluted share.

Net sales for the third quarter of 2008 were approximately $2.4 billion, an increase of 13.4% over the third quarter of 2007. Net sales for the first nine months of 2008 increased by 14.7% over the first nine months of 2007.

-More-

BJ’s Wholesale Club

November 19, 2008

Comparable club sales for both periods were as follows:

	Three Months Ended November 1, 2008	Nine Months Ended November 1, 2008
Merchandise comparable club sales	6.6%	6.5%
Impact of gasoline sales	5.3%	5.8%
Comparable club sales	11.9%	12.3%

During the third quarter, the Company repurchased 0.7 million shares of BJ’s common stock at an average cost of $35.14 per share, or approximately $25.9 million in the aggregate. Year-to-date, the Company has repurchased approximately 3.1 million shares of BJ’s common stock at an average cost of $35.26 per share, or approximately $109.1 million. At the end of the third quarter, the Company had approximately $266 million remaining under its buyback authorization.

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 177 clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjs.com.

Conference Call on Third Quarter Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the third quarter financial results and management’s outlook for the rest of the year and 2009 today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to non-GAAP financial measures), visit www.bjsinvestor.com/medialist.cfm to hear the call live, or listen to an archive of the call, which will be available for approximately 90 days following the call.

Fourth Quarter and Fiscal Year-End Results

On Wednesday, March 4, 2009, BJ’s management plans to report the Company’s results for the fourth quarter and fiscal year ending on January 31, 2009.

Forward-Looking Statements

Statements contained in this press release that are not purely historical, including earnings guidance and comparable club sales guidance, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, state and local regulation in the Company’s markets, competitive conditions, success in settling lease obligations for closed clubs and credit and debit card claims, and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended February 2, 2008 and subsequent quarterly reports on SEC Form 10-Q for the fiscal year ending January 31, 2009. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimate as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if our estimates change.

BJ-E

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 1, 2008	November 3, 2007	November 1, 2008	November 3, 2007
Net sales	$2,402,644	$2,119,066	$7,300,152	$6,367,081
Membership fees	44,513	44,324	132,875	131,252
Other revenues	11,784	11,043	36,350	36,248

Total revenues	2,458,941	2,174,433	7,469,377	6,534,581

Cost of sales, including buying and occupancy costs	2,202,440	1,955,988	6,735,831	5,884,680
Selling, general and administrative expenses	207,472	180,075	596,795	536,123
Preopening expenses	1,016	866	1,677	3,404

Operating income	48,013	37,504	135,074	110,374
Interest income, net	188	963	793	2,310

Income from continuing operations before income taxes	48,201	38,467	135,867	112,684
Provision for income taxes	19,181	15,573	52,854	42,002

Income from continuing operations	29,020	22,894	83,013	70,682
Income (loss) from discontinued operations, net of income taxes	(776)	(197)	(1,089)	1,936

Net income	$28,244	$22,697	$81,924	$72,618

Basic earnings per common share:
Income from continuing operations	$0.50	$0.36	$1.42	$1.10
Income (loss) from discontinued operations	(0.01)	—	(0.02)	0.03

Net income	$0.49	$0.36	$1.40	$1.13

Diluted earnings per common share:
Income from continuing operations	$0.49	$0.35	$1.40	$1.08
Income (loss) from discontinued operations	(0.01)	—	(0.02)	0.03

Net income	$0.48	$0.35	$1.38	$1.11

Number of common shares for earnings per share computations:
Basic	57,786,650	63,681,429	58,441,759	64,294,506
Diluted	58,749,554	64,513,667	59,417,641	65,148,464

BJ’s clubs in operation—end of period	177	174

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	November 1, 2008	November 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$52,831	$116,733
Accounts receivable	102,145	95,975
Merchandise inventories	977,995	939,572
Current deferred income taxes	29,211	33,851
Prepaid expenses	29,749	27,177

Total current assets	1,191,931	1,213,308
Property, net of depreciation	880,886	868,955
Deferred income taxes	3,894	1,228
Other assets	22,676	22,649

TOTAL ASSETS	$2,099,387	$2,106,140

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$557	$520
Accounts payable	666,835	646,298
Closed store lease obligations	2,639	1,906
Accrued expenses and other current liabilities	307,442	298,533

Total current liabilities	977,473	947,257
Long-term debt, less portion due within one year	1,293	1,850
Noncurrent closed store lease obligations	9,206	10,484
Other noncurrent liabilities	115,710	108,988
Stockholders’ equity	995,705	1,037,561

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,099,387	$2,106,140

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	November 1, 2008	November 3, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$81,924	$72,618
Provision for (reversal of) store closing costs	1,101	(3,631)
Depreciation and amortization	80,193	79,788
Share-based compensation expense	14,423	14,562
Deferred income taxes	(2,444)	(3,079)
(Increase) decrease in merchandise inventories, net of accounts payable	(51,379)	4,263
Decrease in closed store lease obligations	(1,657)	(2,482)
Other	2,033	20,250

Net cash provided by operating activities	124,194	182,289

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(90,714)	(63,210)
Property disposals	8,605	54
Purchase of marketable securities	(245)	(1,449)
Sale of marketable securities	349	1,535

Net cash used in investing activities	(82,005)	(63,070)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	3,276	2,797
Purchase of treasury stock	(113,190)	(103,067)
Proceeds from issuance of common stock	23,636	42,273
Repayment of long-term debt	(394)	(366)

Net cash used in financing activities	(86,672)	(58,363)

Net increase (decrease) in cash and cash equivalents	$(44,483)	$60,856

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In this year’s third quarter, the Company recorded post-tax expense of $0.5 million, or $.01 per diluted share, related to the closing of its Greenville, SC, club.

2.	In this year’s second quarter, the Company recorded post-tax income of $2.0 million, or $.03 per diluted share, as a result of favorable state income tax audit settlements.

3.	In last year’s first nine months, the Company recorded post-tax income of $0.6 million, or $.01 per diluted share, from the sale of pharmacy related assets in the first quarter; post-tax income of $3.6 million, or $.05 per diluted share, as a result of favorable state income tax audit settlements in the second quarter; and post-tax income of $2.4 million, or $.04 per diluted share, as a result of settling the lease for one of the two Profoods clubs which closed in January 2007. This settlement was also recorded in last year's second quarter.

4.	Certain amounts in the prior year financial statements have been reclassified for comparative purposes. Refer to Item 7.01 in the Company’s report filed on Form 8-K on November 19, 2008 for additional information.